UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): June 18, 2009
MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-50056	05-0527861
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4200 STONE ROAD
KILGORE, TEXAS	75662
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (903) 983-6200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01.	Other Events.
     As previously disclosed, on May 2, 2008, Martin Midstream Partners L.P. (“MMLP”, “we” or “our”) received a copy of a petition filed in the District Court of Gregg County, Texas (the “Court”), by Scott D. Martin (“Scott Martin”) against Ruben S. Martin, III (“Ruben Martin”) with respect to certain matters relating to Martin Resource Management Corporation (“MRMC”), the parent company of our general partner. Ruben Martin is an executive officer and director of both our general partner and MRMC. Scott Martin is an executive officer of our general partner and MRMC and a director of MRMC. The lawsuit alleges, among other things, that Ruben Martin breached a settlement agreement with Scott Martin concerning certain MRMC matters. MMLP is not a party to the lawsuit and the lawsuit does not assert any claims (i) against MMLP, (ii) concerning MMLP’s governance or operations, or (iii) against Ruben Martin with respect to his service as an officer or director of our general partner.
     In May 2009, the case went to trial, and on June 18, 2009, the Court entered a judgment (the “Judgment”) with respect to the lawsuit as further described below. In connection with the Judgment, Ruben Martin has advised us that (i) until July 20, 2009, either Ruben Martin or Scott Martin may file motions to amend, alter, or set aside the Judgment, (ii) Ruben Martin intends to file one or more such motions, and if such motions are overruled, he intends to appeal the monetary award and the award of specific performance contained in the Judgment, and (iii) on June 22, 2009, Scott Martin filed a Notice of Appeal with the Court indicating his intent to appeal the Judgment. Ruben Martin has further advised us that on June 30, 2009 he posted a cash deposit and that the posting of such deposit prevents the enforcement of any of the provisions in the Judgment until the matter is resolved on appeal. Accordingly, during the pendency of the appeal process no change in the makeup of the MRMC Board of Directors is expected.
     The Judgment awarded Scott Martin monetary damages in the approximate amount of $3.2 million, attorney’s fees of approximately $1.6 million and interest. In addition, the Judgment grants specific performance and provides that Ruben Martin is to (i) transfer one share of his MRMC common stock to Scott Martin, (ii) take such actions, including the voting of any MRMC shares which Ruben Martin owns, controls or otherwise has the power to vote, as are necessary to change the composition of the Board of Directors of MRMC from a five-person board, currently consisting of Ruben Martin and Scott Martin as well as Wes Skelton, Don Neumeyer, and Bob Bondurant (executive officers of MRMC and MMLP), to a four-person board to consist of Ruben Martin and his designee and Scott Martin and his designee, (iii) take such actions as are necessary to change the trustees of the MRMC Employee Stock Ownership Trust (the “MRMC ESOP Trust”), currently consisting of Ruben Martin, Scott Martin and Wes Skelton, to just Ruben Martin and Scott Martin. The Judgment is directed solely at Ruben Martin and is not binding on any other officer, director or shareholder of MRMC or any trustee of a trust owning MRMC shares. The Judgment with respect to (ii) above will terminate on February 17, 2010, and with respect to (iii) above on the 30th day after the election by the MRMC shareholders of the first successor MRMC board after February 17, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.
By:	Martin Midstream GP LLC,
Its General Partner

Date: June 30, 2009	By:	/s/ Robert D. Bondurant
Robert D. Bondurant,
Executive Vice President and Chief Financial Officer